Exhibit 99.1

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                                                     XL Capital Ltd
                                                     XL House
                                                     One Bermudiana Road
                                                     Hamilton HM 11
                                                     Bermuda

                                                     Phone    (441) 292 8515
                                                     Fax      (441) 292 5280

Press Release


Contact: Gavin R. Arton                              Roger R. Scotton
         Investor Relations                          Media Relations
         (441) 294 7104                              (441) 294 7165


    XL Capital Ltd announces its intention to make a one-time cash payment to holders of its Zero-Coupon Convertible Debentures due May 2021
                          for not exercising put rights




HAMILTON, BERMUDA, May 18, 2004 - XL Capital Ltd ("XL" or "the Company") (NYSE:
XL) announced today that it intends to make a one-time cash payment to holders of its Zero-Coupon Convertible Debentures due 2021 (the "Debentures") who do not exercise their rights to put the Debentures to XL.

Pursuant to the terms of the indenture governing the Debentures, XL is obligated to purchase for cash Debentures tendered and not withdrawn before the close of business on May 21, 2004 at their accreted value of $641.88 per $1,000 principal amount at maturity on May 24, 2004. XL intends to pay a one-time cash payment of $14.84 for every $1,000 aggregate principal amount at maturity of the Debentures held to each Debenture holder not exercising its put right. This payment is approximately equal to 2.31% of each Debenture's accreted value and 1.48% of each Debenture's principal amount at maturity. XL will make this payment to holders of record as of the close of business on May 26, 2004, as promptly as possible following that date. In the event all of the Debentures remain outstanding on that date, the aggregate payment by XL would be $15 million.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of March 31, 2004, XL Capital Ltd had consolidated assets of approximately $44.2 billion and consolidated shareholders' equity of approximately $7.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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